Exhibit 99.1

The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

News Release	For Immediate Release

Contact: William G. Ferko, CFO
(502) 420-9502

GENLYTE ANNOUNCES RECORD FOURTH QUARTER AND FULL-YEAR 2005 SALES AND EARNINGS

Louisville, KY February 17, 2006--The Genlyte Group Incorporated (NASDAQ: GLYT) today announced fourth quarter 2005 net sales of $309.0 million, a 4.0% increase from the fourth quarter of 2004, generating earnings per share of $0.82 compared to 2004 earnings per share of $0.73 (after adjustment for the May 2005 2-for-1 stock split), a 12.3% increase over the fourth quarter of 2004 and the highest fourth quarter sales and earnings per share in Genlyte’s history. For the full year 2005, the Company announced record net sales of $1.252 billion and record earnings per share of $2.99. This compares to $1.179 billion and $2.10 (after adjustment for the May 2005 2-for-1 stock split) per share reported for 2004 and increases of 6.2% and 42.4%, respectively.

Chairman, President and Chief Executive Officer Larry Powers said, “Once again, we are pleased to report that sales and net income for the fourth quarter and the year were a record. The sales growth is substantially due to price increases and continued strength in our residential markets. Operating profit grew at a faster pace than sales primarily due to the previously announced price increases and our continued focus on cost controls. Our introduction of higher margin product lines and the market’s acceptance of price increases helped us achieve higher sales and gross margins. During the fourth quarter of 2004 we announced a price increase which resulted in higher shipments at the old price and a challenging hurdle for the fourth quarter of 2005. The sales increase for the fourth quarter of 2005 over the fourth quarter of 2003 is 14.8%. Despite price increases announced during June 2005, and higher freight minimums during the third quarter, we are concerned that our costs for raw materials, freight, energy, and employee benefits continue to increase.

“During 2006, we expect our primary commercial construction markets to improve with lower commercial real-estate vacancy rates. The residential market, which has been relatively strong during the past few years, is starting to plateau and is expected to soften during 2006. We anticipate that the weakening of the US dollar and higher energy prices will lead to materials and commodity cost increases. We are evaluating another potential price increase during 2006 in order to offset the continuing cost increases. We are committed to maintain performance by continuing to control costs, introduce new products, and grow sales.”

Vice President and Chief Financial Officer Bill Ferko said, “In addition to our earnings performance, we are pleased with the cash flow results that we achieved in 2005. During the fourth quarter, cash flow from operations of $67.7 million less plant and equipment investments of $7.0 million provided $60.7 million compared to the same quarter of 2004 when cash flow from operations of $62.1 million less plant and equipment investments of $8.0 million provided $54.1 million. The full year cash flow from operations of a record $130.9 million less capital expenditures of $39.4 million provided $91.5 million.

“Construction of the new San Marcos, Texas facility was completed during the 3rd quarter of 2005. Cash paid for the new facility was $17.7 million during 2005. During the fourth quarter, we recognized operating expenses related to the combination of employee relocation, plant moving, severance, and start-up inefficiencies of $4.6 million which brought the year-to-date total to $7.8 million. Relocation and moving expense are substantially behind us. However, start-up inefficiencies are expected to continue during the first two quarters of 2006. The total impact of the start-up inefficiencies is expected to be $2.0 to $3.0 million during 2006.

“We closed the fourth quarter of 2005 with total debt of $166.4 million compared to $243.7 million in 2004. Our total debt less cash and short-term investments (net debt position) was $70.7 million at the end of the fourth quarter compared to a net debt position of $130.5 at the end of the third quarter, and a net debt position of $168.9 million at the end of 2004.

“For the full year, the Company recognized a $1.6 million foreign currency exchange loss related to the remeasurement of US dollar denominated investments and receivables held by the Canadian divisions. This caused an unfavorable impact on net income of approximately $985 thousand or $0.03 per diluted share. This was completely offset by translating the earnings of our Canadian divisions at the stronger Canadian Dollar rate, which contributed $1.4 million to net income and $0.05 per diluted share for the full year. The fourth quarter impact of these items was inconsequential.

“Full-year earnings improvements over 2004 also are attributed to the company’s acquisition, at the close of business July 31, 2004, of the 32% minority interest in Genlyte Thomas Group LLC formerly owned by Thomas Industries Inc. for cash plus transaction costs totaling approximately $402.1 million. Fourth-quarter results are fully comparable for both years.”

To supplement the consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company has presented a table of adjusted operating results, which includes non-GAAP financial information. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items of operating results that were unusual and not indicative of the Company’s core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. The non-GAAP financial information included in this news release has been reconciled to the nearest GAAP measure.

It should be noted that prior to 2004, the Company’s auditors dated their year-end audit opinion as of the date of the year-end earnings release. Pursuant to the Sarbanes-Oxley requirements, the Company’s Independent Registered Public Accounting Firm’s audit opinion with respect to the year-end financial statements will not be dated until the Company completes the final 10-K report and evaluation of internal controls over financial reporting, which is anticipated to be filed with the SEC no later than March 16, 2006. Accordingly, the financial results reported in this earnings release are preliminary and are subject to adjustment.

Live audio of Genlyte’s conference call with securities analysts, scheduled for 11 a.m. EDT on February 17, can be accessed from the investor relations section of Genlyte’s website (http://www.genlyte.com) or from www.vcall.com. An audio replay of the call will be available for 90 days.

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 100% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures, controls, and related products for the commercial, industrial and residential markets. Genlyte Thomas sells lighting and lighting accessory products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite, Wide-Lite, and Canlyte.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such future results are subject to various risks, such as the ability of the Company to meet new business sales goals and realize desired price increases, fluctuations in commodity, transportation, and energy prices, the condition of commercial, residential, and industrial construction markets, slowing of the overall economy, changes in foreign currency translation rates, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, trends in increasing employee benefit costs, the outcome of pending litigation, the timing and magnitude of capital expenditures, market response to the Energy Bill as well as other risks discussed in the Company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.

THE GENLYTE GROUP INCORPORATED
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Amounts in thousands, except earnings per share data)
(Unaudited and Preliminary)

	For the Three Months Ended

	December 31, 2005	December 31, 2004	% Change

Net Sales	$308,973	$297,185	4.0%

Operating Profit	$38,718	$35,524	9.0%

Net Income	$23,427	$20,540	14.1%

Earnings Per Share*	$0.82	$0.73	12.3%

Average Shares Outstanding*	28,544	28,043	1.8%

	For the Twelve Months Ended

	December 31, 2005	December 31, 2004	% Change

Net Sales	$1,252,194	$1,179,069	6.2%

Operating Profit	$149,342	$116,818	27.8%

Net Income	$84,844	$58,253	45.6%

Earnings Per Share*	$2.99	$2.10	42.4%

Average Shares Outstanding*	28,366	27,769	2.1%

* Fully diluted, and adjusted for the May 23, 2005 two-for-one stock split.

THE GENLYTE GROUP INCORPORATED
ADJUSTED OPERATING RESULTS
(Amounts in thousands, except earnings per share data)
(Non-GAAP, Unaudited, and Preliminary)

	Twelve Months Ended
	December 31,
	2005	2004
	Adjusted (1)	Adjusted (2)
Reported operating profit	$149,342	$116,818
32% minority interest purchase accounting:
One-time inventory and backlog step-up amortization		5,314
Step-up PP&E depreciation and intangibles amortization - 7 months		(2,412)

Adjusted comparable operating profit	149,342	119,720
Reported net interest expense	(8,024)	(3,937)
Interest adjustment for seven months of additional interest expense		(5,868)
Reported minority interest	(91)	(18,354)
Minority interest adjustment to add back seven months of GTG		18,429

Adjusted income before income taxes	141,227	109,990
Reported income tax provision	(56,383)	(36,274)
Adjusted income tax provision:
(2004 at 38.6%)		(6,182)
Add back additional tax due from cash repatriation	2,799

Adjusted net income	$87,643	$67,534

Adjusted diluted earnings per share	$3.09	$2.43

Reported net income	$84,844	$58,253

Reported diluted earnings per share	$2.99	$2.10

Column (1) in the table above presents the operating profit, net income, and earnings per share for 2005 on a more comparable basis with the operating results of 2004 by adjusting for one-time events. Specifically, the expense recorded in the third quarter of 2005 related to the Foriegn Earnings Repatriation Provision within the American Jobs Creation Act of 2004 is added back to adjusted income before income taxes.

Column (2) in the table above presents the operating profit, net income, and earnings per share for 2004 on a more comparable basis with the operating results of 2005 by adjusting for one-time events. All of the adjustments to 2004 relate to the acquisition of Thomas' 32% minority interest in GTG, which was effective at the close of business on July 31, 2004. Specifically, the one-time amortization of inventory and profit in backlog step-up is added back to operating profit and the additional ongoing depreciation and amortization for the PP&E and intangible asset step-up is deducted from operating profit. In addition, the actual minority interest related to GTG is added back to operating profit. Because of the timing of the acquisition noted above, the estimated additional net interest expense due to the increased debt and reduced cash and short-term investments is deducted from operating profit. Further, the income tax provision is adjusted at the effective tax rate for the period based on the adjusted

THE GENLYTE GROUP INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except earnings per share data)
(Unaudited and Preliminary)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004
Net sales	$308,973	$297,185	$1,252,194	$1,179,069
Cost of sales	190,572	188,660	785,973	760,938
Gross profit	118,401	108,525	466,221	418,131
Selling and administrative expenses	79,077	72,658	314,471	297,033
Amortization of intangible assets	606	343	2,408	4,280
Operating profit	38,718	35,524	149,342	116,818
Interest expense, net of interest income	1,652	2,428	8,024	3,937
Minority interest	99	40	91	18,354
Income before income taxes	36,967	33,056	141,227	94,527
Income tax provision	13,540	12,516	56,383	36,274
Net income	$23,427	$20,540	$84,844	$58,253

Earnings per share:
Basic	$0.84	$0.75	$3.06	$2.14
Diluted	$0.82	$0.73	$2.99	$2.10

Weighted average number of shares outstanding:
Basic	27,918	27,513	27,749	27,261
Diluted	28,544	28,043	28,366	27,769

THE GENLYTE GROUP INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited and Preliminary)

	As of December 31,
	2005	2004
Assets:
Current Assets:
Cash and cash equivalents	$78,042	$56,233
Short-term investments	17,667	18,619
Accounts receivable, less allowances for doubtful accounts of
$6,017 and $6,918, as of December 31, 2005 and 2004, respectively	186,691	183,119
Inventories	152,573	150,077
Other current assets	13,459	13,775
Total current assets	448,432	421,823
Property, plant and equipment, at cost	446,236	434,790
Less: accumulated depreciation and amortization	280,159	281,316
Net property, plant and equipment	166,077	153,474
Goodwill	257,233	253,684
Other intangible assets, net of accumulated amortization	112,639	114,986
Other assets	5,525	4,097
Total Assets	$989,906	$948,064

Liabilities & Stockholders' Equity:
Current Liabilities:
Short-term debt	$80,140	$92,489
Current maturities of long-term debt	156	20,202
Accounts payable	115,678	114,887
Accrued expenses	101,192	93,496
Total current liabilities	297,166	321,074
Long-term debt	86,076	131,029
Deferred income taxes	35,016	22,550
Other long-term liabilities	26,036	30,423
Total liabilities	444,294	505,076
Stockholders' Equity:
Common stock	280	138
Additional paid-in capital	64,207	54,148
Retained earnings	457,517	372,673
Accumulated other comprehensive income	23,608	16,029
Total stockholders' equity	545,612	442,988
Total Liabilities & Stockholders' Equity	$989,906	$948,064

THE GENLYTE GROUP INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited and Preliminary)

	For the Twelve Months Ended December 31,
	2005	2004
Cash Flows From Operating Activities:
Net income	$84,844	$58,253
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	29,166	28,069
Net loss (gain) from disposals of property, plant and equipment	705	(1,790)
Provision for deferred income taxes	9,420	652
Minority interest	88	13,238
Changes in assets and liabilities, net of effect of acquisitions:
(Increase) decrease in:
Accounts receivable	(2,554)	(20,740)
Inventories	(1,720)	(1,579)
Deferred income taxes and other current assets	897	(3,987)
Intangible and other assets	(2,748)	4,807
Increase (decrease) in:
Accounts payable	1,846	13,636
Accrued expenses	7,249	16,806
Deferred income taxes, long-term	2,641	1,905
Other long-term liabilities	(3,637)	(6,564)
All other, net	4,741	2,579
Net cash provided by operating activities	130,938	105,285
Cash Flows From Investing Activities:
Acquisitions of businesses, net of cash received	-	(405,187)
Purchases of property, plant and equipment	(39,423)	(26,620)
Proceeds from sales of property, plant and equipment	13	4,607
Purchases of short-term investments	(18,254)	(60,467)
Proceeds from sales of short-term investments	19,349	113,725
Net cash used in investing activities	(38,315)	(373,942)
Cash Flows From Financing Activities:
Proceeds from short-term debt	30,116	100,000
Repayments of short-term debt	(42,465)	(7,511)
Proceeds from long-term debt	104,530	200,000
Repayments of long-term debt	(169,528)	(60,068)
Net (decrease) increase in disbursements outstanding	(1,826)	1,470
Exercise of stock options	5,770	5,196
Net cash (used in) provided by financing activities	(73,403)	239,087
Effect of exchange rate changes on cash and cash equivalents	2,589	3,667
Net increase (decrease) in cash and cash equivalents	21,809	(25,903)
Cash and cash equivalents at beginning of year	56,233	82,136
Cash and cash equivalents at end of year	$78,042	$56,233